Exhibit 99.1

At EMAK Worldwide, Inc.:

Media and investor inquiries:

Michael Sanders

SVP and Chief Financial Officer

(323) 932-4324

EMAK Worldwide Announces Engagement of Barrington Associates

LOS ANGELES, July 21, 2008 – EMAK Worldwide, Inc. (OTC: EMAK), a leading marketing services firm, today announced that it has engaged Barrington Associates, a division of Wells Fargo Securities, LLC, as its financial advisor to assist the Company in identifying and evaluating strategic alternatives, in light of its current business strategy as well as the receipt of third party inquiries, including a previously announced letter from Marlin Equity Partners, LLC containing an unsolicited and non-binding proposal to initiate discussions regarding a possible acquisition of the Company.

Jim Holbrook, Chief Executive Officer, commented, “We are confident that Barrington’s engagement will facilitate the process of prioritizing and analyzing strategic alternatives, so that we can choose a path aimed at leveraging our assets and operations to maximize value for all of our shareholders.”

The Company emphasizes that it is unable to predict if the review of strategic alternatives will result in any transaction. The Company does not expect to make further public comment with respect to this announcement unless such review of strategic alternatives results in a proposed transaction.

About EMAK Worldwide, Inc.

EMAK Worldwide, Inc. is the parent company of a family of marketing services agencies including Equity Marketing, Logistix, Mega and Upshot. Its agencies are experts in “consumer activation” by offering strategy-based marketing programs that directly impact consumer behavior. The agencies provide strategic planning and research, consumer insight development, entertainment marketing, design and manufacturing of custom promotional products, kids marketing, event marketing, shopper marketing and environmental branding. The Company’s blue-chip clients include Burger King Corporation, Frito-Lay, Kellogg, Kohl’s, Kraft, Macy’s, Miller Brewing Company and Procter & Gamble, among others. Headquartered in Los Angeles, EMAK has offices in Chicago, Amsterdam, Frankfurt, London, Paris and Hong Kong. More information about EMAK Worldwide is available on the Company’s web site at www.emak.com.

About Barrington Associates

Barrington Associates, a division of Wells Fargo Securities, LLC, is one of the nation’s leading financial advisory firms serving middle-market companies with expertise in mergers and acquisitions,

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restructuring, and arranging private capital. Founded in 1982, the firm is one of the oldest and largest middle-market investment banking firms in the United States specializing in transactions with a valuation range between $25 million and $1 billion.

Wells Fargo & Company is a diversified financial services company with $575 billion in assets, providing banking, insurance, investments, mortgage and consumer finance through almost 6,000 stores and the internet (wellsfargo.com) across North America and internationally. Wells Fargo Bank, N.A. is the only bank in the U.S., and one of only two banks worldwide, to have the highest credit rating from Moody’s Investors Service, “Aaa,” and Standard & Poor’s Ratings Services, “AAA.”

Certain expectations and projections regarding the future performance of EMAK Worldwide, Inc. discussed in this news release are forward-looking and are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These expectations and projections are based on currently available competitive, financial and economic data along with the Company’s operating plans and are subject to future events and uncertainties. Management cautions the reader that the following factors, among others, could cause the Company’s actual consolidated results of operations and financial position in 2008 and thereafter to differ significantly from those expressed in forward-looking statements: the Company’s dependence on a single customer; the significant quarter-to-quarter variability in the Company’s revenues and net income; the Company’s dependence on the popularity of licensed entertainment properties and the ability to license, develop and market new products; the Company’s dependence on foreign manufacturers; the Company’s need for additional working capital; the negative results of litigation, governmental proceedings or environmental matters; and the potential negative impact of past or future acquisitions. The Company undertakes no obligation to publicly release the results of any revisions to forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The risks highlighted herein should not be assumed to be the only items that could affect the future performance of the Company. The Company does not generally comment on or provide updates on informal expressions of interest or formal proposals or offers presented to the Company from time to time. The Company does not currently intend to make further announcements until such time, if ever, that it enters into a definitive agreement for a completed transaction or is otherwise required to make an announcement.

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